Item 7 (c).	Exhibit 99.1

CANTERBURY PARK HOLDING CORPORATION REPORTS FINANCIAL

RESULTS FOR THE SECOND QUARTER OF 2003

FOR IMMEDIATE RELEASE	CONTACT:	RANDY SAMPSON
August 14, 2003		(952) 496-6429

SHAKOPEE, MN - Canterbury Park Holding Corporation (AMEX-symbol:ECP) today announced results for the second quarter and six months ended June 30, 2003.

The Company earned net income of $593,552 on revenues of $13,128,383 for the three months ended June 30, 2003, compared to net income of $613,005 on revenues of $11,930,749 for the same period in 2002.  Diluted earnings per share for the second quarter of 2003 were $.15 compared to $.16 for the second quarter of 2002.  Further results for the first six months of 2003 are outlined in the accompanying table.

Revenues for the second quarter increased approximately $1.2 million a 10.0% increase compared to the second quarter ended June 30, 2002.  The increase in second quarter revenues is primarily due to an increase in Card Club revenues to $5.7 million, a 25.9% increase when compared to the same quarter in 2002 and, reflects the increased awareness of the Casino Games room and the renewed popularity of the Poker room.  In addition, second quarter pari-mutuel revenues were $5.1 million, a 1.2% increase when compared to the same period in 2002 reflecting increased on-track wagering on live racing, partially offset by a reduction in simulcast wagering.  Operating expenses increased approximately $1.2 million or 11.0% in the three months ended June 30, 2003 compared to the second quarter last year.  The increase was primarily attributable to an increase in salaries and benefits associated with the increased level of Card Club operations, and an increase in other expenses including insurance costs, utility expenses, and professional fees related to the Company’s legislative efforts to obtain additional gaming authorizations.

Commenting on results, Randy Sampson, Canterbury Park’s President stated, “We are very pleased with the continued revenue growth in our Card Club compared to last year and the first quarter of this year.  The increasing popularity of our card games has led to the Card Club’s best quarter, since opening in May of 2000.  While our pari-mutuel revenue showed a modest increase, we are encouraged by the fact that on-track live handle increased during the quarter by nearly 7%, which reflects the positive response from our racing fans to our promotions and the improvements we have made to our facility.  While there was a slight decline in second quarter net income, this was anticipated given the intensive effort at the Minnesota Legislature and related expenses incurred during this period to pursue our Racino proposal.”  Mr. Sampson continued, “In recognition of the Company’s positive operating results and sound financial position, our Board of Directors declared a special cash dividend of $.15 per share of common stock on June 5, 2003 which was paid to shareholders on July 11, 2003.”

Commenting further on the Racino issue, Mr. Sampson said: “Unfortunately the Minnesota Legislature adjourned in May without taking final action on the proposed “Racino” legislation which would authorize electronic gaming devices to be operated by the Minnesota State Lottery at the Racetrack.  While the Racino bill did not become law this session, we are encouraged with the progress we made by passing this bill on the floor of the Minnesota House of Representatives.”  Mr. Sampson concluded, “I want to thank the Canterbury team and the thousands of supporters who contacted their legislators urging the passage of the Racino bill.  Minnesotans overwhelmingly support the Racino legislation, and, in order to build more support for the legislation, we will continue to talk to elected officials this summer and fall about the benefits of a Racino at Canterbury Park.”

About Canterbury Park:

Named to Fortune Small Business’ July 2003, 100 Fastest Growing Small Companies List (#19), Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only pari-mutuel horse racing facility.  The Company’s 63-day 2003 live race meet began on May 16 and will end on September 1, 2003.  The Company also operates Canterbury Card Club, the only facility in Minnesota given legislative authority to host “unbanked” card games.  Canterbury Card Club operates 24 hours a day, seven days a week and receives collection revenue from 31 poker tables and 19 tables offering a variety of unbanked card games.  In addition, the Company conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota.  For more information about the Company please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions.  For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.  Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: fluctuations in attendance at the Racetrack, changes in the level of wagering by patrons, continued interest in the unbanked card games offered at the Card Club, legislative and regulatory changes, the impact of wagering products and technologies introduced by competitors; fluctuations in purse fund payments, upward pressure on salary and benefit expense; the general health of the gaming sector; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

NOTE:  Financial summary on following page.

CANTERBURY PARK HOLDING CORPORATION’S

SUMMARY OF OPERATING RESULTS

	Three Months Ended June 30, 2003	Three Months Ended June 30, 2002	Six Months Ended June 30, 2003	Six Months Ended June 30, 2002

Operating Revenues	$13,128,383	$11,930,749	$22,357,633	$20,877,972

Operating Expenses	$12,105,109	$10,903,547	$19,877,031	$18,270,662

Income from Operations	$1,023,274	$1,027,202	$2,480,602	$2,607,310

Non-Operating Income	$9,014	$4,331	$15,773	$5,622

Income Tax Expense	$(438,736)	$(418,528)	$(1,063,736)	$(1,068,889)

Net Income	$593,552	$613,005	$1,432,639	$1,544,043

Basic Net Income Per Common Share	$0.16	$0.17	$0.39	$0.43

Diluted Net Income Per Common Share	$0.15	$0.16	$0.36	$0.40